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                                                                    EXHIBIT 23.2


                           [ERNST & YOUNG LETTERHEAD]


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation in this Annual Report (Form 10-K) of Gulf Canada Resources Limited (the "Company") of our report dated February 18, 1998, with respect to the consolidated financial statements of the Company for the year ended December 31, 1997.

We further consent to the reference to our firm under the caption "Experts", in the Short Form Shelf Prospectuses of the Company dated October 22, 1997 relating to the offering of Debt Securities from time to time in one or more series in aggregate principal amount of up to US$250 million filed with the Alberta Securities Commission and the United States Securities and Exchange Commission and in the Registration Statement (Form S-8 No. 333-7644) and related prospectus pertaining to the 1994 Incentive Stock Option Plan of the Company, and to the incorporation by reference of our report dated February 18, 1998 with respect to the consolidated financial statements of the Company for the year ended December 31, 1997 included in this annual report (Form 10-K) in each such prospectus.



                                             /s/ ERNST & YOUNG
                                             Chartered Accountants
Calgary, Canada
March 30, 1998